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                                  [LOGO] DELTA
                            ------------------------
                              GALIL INDUSTRIES LTD.

                                                               IMMEDIATE RELEASE

                  DELTA GALIL REPORTS SHARE SALE BY DOV LAUTMAN

TEL AVIV, ISRAEL - MARCH 14, 2004 - DELTA GALIL INDUSTRIES LTD. (NASDAQ: DELT), the global provider of private label intimate apparel, socks, men's underwear, baby-wear and leisurewear, today reported that Dov Lautman, its founder and Chairman of the Board of Directors, informed the Company that he had sold 1,700,000 Ordinary Shares to Deutsche Bank AG London in a private transaction at a price of NIS 66 per share (equivalent to approximately $14.6 per share). The shares represent approximately 27% of Mr. Lautman's holdings in Delta and 9% of Delta's issued and outstanding shares (excluding shares held by Delta Galil and shares held by a trustee for employee stock option plans). Following the sale, Mr. Lautman will continue to be Delta's largest shareholder, with 25.2% of Delta's issued and outstanding shares. Sara Lee International Corporation holds 23.1% of Delta's issued and outstanding shares.

DELTA GALIL IS A LEADING GLOBAL MANUFACTURER OF QUALITY APPAREL SOLD UNDER BRANDS SUCH AS CALVIN KLEIN, HUGO BOSS, NIKE, RALPH LAUREN, DONNA KARAN. RECOGNIZED FOR PRODUCT INNOVATION AND DEVELOPMENT, DELTA'S PRODUCTS ARE SOLD WORLDWIDE THROUGH RETAILERS INCLUDING MARKS & SPENCER, TARGET, WAL-MART, VICTORIA'S SECRET, JC PENNEY, HEMA, J. CREW, CARREFOUR, GAP, AND OTHERS. HEADQUARTERED IN ISRAEL, DELTA OPERATES MANUFACTURING FACILITIES IN ISRAEL, JORDAN, EGYPT, TURKEY, EASTERN EUROPE, NORTH AND CENTRAL AMERICA, THE CARIBBEAN AND THE FAR EAST. FOR MORE INFORMATION, PLEASE VISIT OUR WEBSITE:
WWW.DELTAGALIL.COM

 (THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE BASED ON THE CURRENT EXPECTATIONS OF THE MANAGEMENT OF DELTA GALIL INDUSTRIES LTD. (THE "COMPANY") ONLY, AND ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED OUR DEPENDENCE ON A FEW SIGNIFICANT CUSTOMERS; OUR ANTICIPATED GROWTH STRATEGIES; OUR INTENTION TO INTRODUCE NEW PRODUCTS; ANTICIPATED TRENDS IN OUR BUSINESS; FUTURE EXPENDITURES FOR CAPITAL PROJECTS; AND OUR ABILITY TO CONTINUE TO CONTROL COSTS AND MAINTAIN QUALITY, WHICH COULD CAUSE THE ACTUAL RESULTS OR PERFORMANCE OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE DESCRIBED THEREIN. FOR A MORE DETAILED DESCRIPTION OF THE RISK FACTORS AND UNCERTAINTIES AFFECTING THE COMPANY, REFER TO THE COMPANY'S REPORTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION.)

CONTACTS:

YOSSI HAJAJ       DELTA GALIL INDUSTRIES LTD.     TEL: +972-3-519-3744

RACHEL LEVINE     THE ANNE MCBRIDE COMPANY        TEL: +212-983-1702 X207